Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175863

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2011

PROSPECTUS SUPPLEMENT

To Prospectus Dated November 14, 2011

3,250,000 Shares

Common Stock

This is an offering of an aggregate of 3,250,000 shares of our common stock. We are offering 3,100,000 shares of our common stock, and the selling shareholders named in this prospectus supplement are offering 150,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock made by the selling shareholders.

Our common stock is listed on The NASDAQ Global Market under the symbol “HSTM.” On November 11, 2011 the closing price of our common stock as reported on The NASDAQ Global Market was $16.12 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling shareholders (before expenses)	$	$

We have granted the underwriters an option to purchase from us up to an additional 487,500 shares of our common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

The underwriters expect to deliver the shares of common stock on or about     , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

William Blair & Company

Avondale Partners	Craig-Hallum Capital Group

The date of this prospectus supplement is     , 2011.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters and selling shareholders have not, authorized any person to provide you with additional or different information. No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement, the accompanying prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the respective dates of those documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus supplement to “HealthStream,” “we,” “us,” “our” and “the Company” collectively refer to HealthStream, Inc. and all of its subsidiaries.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus and any related free writing prospectus that we have authorized, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus supplement and any related free writing prospectus that we have authorized for use in connection with this offering, and under similar headings in the other documents that are incorporated by reference herein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement and accompanying prospectus are a part.

Our Company

We provide Internet-based learning and research solutions for healthcare organizations—all designed to assess and develop the people that deliver patient care which, in turn, supports the improvement of business and clinical outcomes. Our learning products are used by healthcare organizations to meet a broad range of their training, certification, and development needs, while our research products provide our customers information about patients’ experiences, workforce engagement, physician relations, and community perceptions of their services. Our customers include healthcare organizations, pharmaceutical and medical device companies, and other participants in the healthcare industry. Our customer base across both our learning and research business segments includes over 2,500 healthcare organizations (predominately acute-care facilities) throughout all 50 states.

Our core learning product is the HealthStream Learning Center™ (HLC), our proprietary learning platform provided through the Internet via a software-as-a-service (SaaS) model. As of September 30, 2011, HealthStream had approximately 2.65 million contracted, primarily hospital-based, subscribers to the HLC platform, which include subscribers already implemented and subscribers in the process of implementation. We deliver educational activities and training courseware to our customers through the HLC platform. Our research products and service offerings include quality and satisfaction surveys, data analyses of survey results, and other research-based measurement tools focused on patients, physicians, employees, and members of the healthcare community. Our core research product is the Patient Insights™ survey, which accounts for over half of our research product business based on revenue.

As we place greater emphasis on offering our customers new and innovative ways of assessing and developing their workforces, simulation is becoming a growing part of our product portfolio. In June 2010, we announced a collaborative arrangement with Laerdal Medical, a leader in healthcare simulation, to provide a suite of products for distributing training simulations and scenarios directly over the Internet and managing simulation centers worldwide. SimStore®, which allows simulation customers to sample, license and download scenarios directly to manikins over the Internet, was launched in the first quarter of 2011. SimManager™, a platform for managing simulation centers, will have an interface to the HLC platform, and is due for commercial launch in early 2012. We have a long-term relationship with Laerdal and have been a distributor of its HeartCode™ product line for the last five years. HeartCode™ uses task based manikins that assist healthcare professionals in studying, training, and testing for what is commonly known as cardiopulmonary resuscitation (CPR) certification.

Our Industry and Market Opportunity

According to the deputy director of the National Health Statistics Group at the Centers for Medicare and Medicaid Services (CMS), spending in the healthcare industry reached approximately $2.5 trillion in 2009, or 17.6% of the U.S. gross domestic product. Hospital care expenditures accounted for approximately 30% of the $2.5 trillion industry. Approximately 14.3 million professionals are employed in the healthcare segment of the domestic economy, with approximately 5.0 million employed in acute-care hospitals, our primary target market for our learning and research products. As of September 30, 2011, approximately 2.65 million healthcare professionals were subscribers to our Internet-based HLC platform.

All of the 5.0 million hospital-based healthcare professionals that work in the nation’s approximately 5,000 acute-care hospitals are required by federal mandates and accrediting bodies to complete training in a number of areas. This training includes safety training mandated by both the Occupational Safety and Health Administration (OSHA) and The Joint Commission (an independent, not-for-profit organization that accredits and certifies healthcare organizations and programs in the United States), as well as training on patient information confidentiality required under the Health Insurance Portability and Accountability Act (HIPAA).

In hospitals, staffing issues and personnel shortages have also contributed to the need for facility based workforce development as well as additional assessment and competency based training. For example, the American Hospital Association’s (AHA) report “Workforce 2015: Strategy Trumps Shortage” (January 2010) estimates that the shortfall of physicians in 2020 will be approximately 109,000 and the shortage of registered nurses in 2025 will be the equivalent of 260,000 full-time employees. We believe that offering training and education for hospital personnel is increasingly being utilized as a retention and recruitment incentive.

Many healthcare professionals use continuing education to keep abreast of the latest developments and meet licensing and certification requirements. Continuing education is required for nurses, emergency medical services personnel, first responder personnel, radiologic personnel, and physicians. Pharmaceutical and medical device companies must also provide their medical industry sales representatives with training mandated for the healthcare industry and training for new products. Such companies also provide support and content for education and training of audiences that use their products in healthcare organizations.

A large portion of the nation’s hospitals utilize research and survey tools to gain insight about patients’ experiences, to assess workforce competency and engagement, to determine the status of physician relations, and to measure the perceptions about the hospitals in the communities they serve. Industry-wide, interest is increasing in research, due, in part, to the CAHPS ® (Consumer Assessment of Healthcare Providers and Systems) Hospital Survey launched by CMS in partnership with the Agency for Healthcare Research and Quality (AHRQ). Hospitals must submit data to CMS for certain required quality measures—which for inpatients includes the CAHPS ® Hospital Survey—in order to receive the full market basket increase to their reimbursement payment rates from CMS. Hospitals that fail to submit this survey data will incur a reduction of two percentage points in the inpatient market basket update amount for the following federal fiscal year. We are designated as a certified vendor for and offer CAHPS ® Hospital Survey services.

The healthcare education industry is highly fragmented and varies significantly in delivery methods (i.e., written materials, live events, video, CD-ROM products, manikins, and online products). The sheer volume of healthcare information available to satisfy continuing education needs, rapid advances in medical developments, and the time constraints that healthcare professionals face make it difficult to quickly and efficiently access the continuing education content most relevant to an individual’s practice or profession. Historically, healthcare professionals have received continuing education and training through offline publications, such as medical journals and CD-ROMs, and by attending conferences and seminars. In addition, other healthcare workers and pharmaceutical and medical device manufacturers’ sales and internal regulatory personnel usually fulfill their education and training needs through instructor-led programs from external vendors or internal training departments. While these approaches satisfy the ongoing education and training requirements, they are typically costly and inconvenient. In addition, live courses are often limited in the breadth of offerings and do not provide a method for tracking training completion. The results of these traditional methods, both from a business and compliance standpoint, are difficult to track and measure. While hospitals and health systems occasionally survey their patients, physicians, and employees using their own internal resources, the practice is limited since they do not typically possess the valuable comparative benchmarking data that is available from independent survey research vendors.

Finally, the hospital industry continues to operate under intense pressure to reduce costs as a result of reductions in government reimbursement rates and increased focus on cost containment consistent with participation of patients in managed care programs. In addition, hospitals, as well as pharmaceutical and medical device companies, continue to experience rising operating costs, coupled with increased pressure to measure and report on the outcomes of the dollars spent on training. Our products and services are designed to meet these needs by reducing healthcare organizations’ costs of training while improving learning outcomes, enhancing reporting capabilities, and supporting customers’ business objectives.

Our Solutions

Our solutions are organized into two product segments—HealthStream Learning and HealthStream Research—which collectively help healthcare organizations meet their ongoing training, education, assessment, and compliance needs. We provide our learning and research solutions to a wide range of customers within the healthcare industry. We derive a substantial portion of our revenues from a relatively small number of customers, although no single customer represented more than 10% of our revenues during the first nine months of 2011, or during 2010, 2009, or 2008. Our customer base includes HCA, Inc., Tenet Healthcare Corporation, Catholic Health Initiatives, Community Health Systems, Inc., Lifepoint Hospitals, Inc., and Ardent Health Services, LLC, among others.

HealthStream Learning—Within HealthStream Learning, we bring training, assessment, and education content together with administrative and management tools through our HLC. We also offer a more streamlined version of the HLC, HealthStream Express™, along with HealthStream ConnectTM, a content delivery platform that is designed for the singular purpose of allowing access to our extensive content libraries. These content libraries allow HLC platform customers to subscribe to a wide array of additional courseware. Additionally, through our Hospital Direct® capability in the HLC, medical device companies can offer online training support for their products directly to healthcare workers.

Our learning management system supports healthcare administrators in configuring training to meet the precise needs of various groups of employees, modifying training materials, and documenting training completion. As of September 30, 2011, 2.65 million healthcare professionals had contracted subscriptions for our Internet-based HLC services. Pricing for the HLC is subscription based, with fees based on the number of subscribers, courseware provided, and other factors. We offer training, implementation, and account management services to facilitate adoption of our platform. Fees for training are based on the time and efforts of the personnel involved. Implementation fees vary based on the size, scope, and complexity of the project. Offered via a SaaS model, our Internet-based platform and our courseware are hosted in a central data center that allows authorized subscribers Internet access to our services, thereby eliminating the need for onsite local implementations of installed learning management products.

Platform Extensions—In addition to the HLC, we offer an array of platform extensions, each serving a unique function for hospitals and health systems. A platform extension is a SaaS application with its own value proposition and revenue stream.

The Authoring Center is a platform extension that provides healthcare organizations the capability to create Internet-based courses by moving their existing course material online or self-authoring new material and electively sharing these materials with our other customers through a courseware exchange. We also offer Authoring Pro, an upgraded product which includes a licensed image library, as an additional subscription to this product. Pricing for these products is subscription based, with fees based on the number of subscribers and level of penetration of services within the customer organization.

The HealthStream Competency Center™ (HCC), our SaaS competency management solution for healthcare organizations, provides customers tools to assess competency and appraise performance. Competency assessment is a requirement of hospitals and healthcare organizations for maintaining accreditation based on requirements from The Joint Commission to evaluate, document, and report performance competencies. We believe that the HCC offers an effective means of determining which competencies are associated with each position and evaluating and documenting competency assessments. During 2010 and the first nine months of 2011, we released a series of enhancements to the HCC, including features to enable large, multi-facility enterprises to more effectively manage competency and performance initiatives across all of their facilities.

SimCenter®, our newest platform extension—which is a suite of applications—was announced in January 2011. We formed a collaborative arrangement, named SimVentures, with Laerdal Medical A/S in 2010 to offer products and services aimed at accelerating the global adoption of simulation-based learning by healthcare providers with a focus on improving clinical competencies and patient outcomes. The new venture will offer healthcare organizations and medical and nursing schools worldwide a range of fully integrated SaaS applications that accelerate development and distribution of simulation content; enable enterprise-wide management of simulation centers, simulators, and programs; and support assessment of the effectiveness of simulation training as part of complete curricula. SimStore®, one segment of our collaborative arrangement with Laerdal, began operations in the first quarter of 2011 and our new simulation management platform, SimManager™, is anticipated to be launched in early 2012.

The HealthStream Improvement Center™ is a SaaS-based platform extension related to our research offering. This extension is an online system for hospital leaders to optimize and accelerate the execution of improvement plans, including those based on results from our patient, employee, physician, and community surveys. The Improvement Center, a licensed technology, is one of a number of solutions from HealthStream Research that include a comprehensive line of survey products, national benchmarks, HCAHPS Improvement Library, consulting services, and other support tools.

HealthStream Research—HealthStream Research complements HealthStream Learning’s product and service offerings by providing hospital-based customers with Patient Insights™, Employee Insights™, Physician Insights™, and Community Insights™ surveys, data analyses of survey results, and other research-based measurement tools. Our services are designed to provide thorough analyses with insightful recommendations for change; benchmarking capability using our comprehensive databases; and consulting services to identify solutions for our customers based on their survey results. Clients are able to access and analyze their survey results data through Insights Online™, our secure web-based reporting platform. Our survey and research solutions focus on providing statistically valid data to assist our customers with their decision making related to their organization’s performance improvement objectives. In addition to collecting and reporting data, we provide analysis and consulting to help customers understand their survey results and the underlying impact on their business. It is with this insight that healthcare organizations are able to develop plans for improved performance that can be delivered through our learning solutions. Pricing for these services is based on the survey type, delivery method, size of the survey instrument, sample size, frequency of survey cycles, and other factors.

Our Competitive Strengths

We believe our competitive strengths include the following:

•

Leading provider of learning solutions for healthcare providers. Since the introduction of online learning in hospitals over a decade ago, we have been a market leader in subscriber-based learning solutions each year. As of September 30, 2011, we had 2.65 million subscribers contracted to use our HLC learning platform. Having the largest base of hospital and health system customers in the marketplace has resulted in a network effect whereby our customers now comprise a large, singularly focused community—uniquely available through HealthStream—that delivers additional value to all connected constituents.

•

Highly scalable subscriber-based solutions offered as a SaaS model. Our solutions are offered to hospitals and health systems primarily through subscriptions, which are typically contracted in multi-year agreements. Our core platform is provided via a SaaS model, a more streamlined, efficient service for our customers, which expedites implementation and saves them valuable resources, both in time and IT personnel. Our SaaS business model generates stable, recurring revenue. Our renewal rate for the first nine months of 2011, as measured by number of subscribers, was 97.4%, and our average contract length for the HLC is approximately three years. The stability in our subscriber base and the nature of our multi-year subscription agreements provide us with improved visibility into future-period revenues.

•

Comprehensive network of content and simulation partnerships. We have over 50 content partnerships that, collectively, offer over 5,000 online courses to our customers—making our set of offerings one of the most comprehensive in the industry. Our content partners receive a royalty for content when it is consumed by our customers. Concurrently, we manage all aspects of content/courseware delivery, including the service level agreement, thereby saving customers the administrative burdens associated with content updates, maintenance schedules, and similar requirements for multiple content providers. One of our key strategic relationships for training and simulation content is with Laerdal Medical, a global market leader in medical simulation. Our partnership with Laerdal began in 2005 with the launch of the HeartCode™ suite of products, which subsequently became one of our top selling content products. This content partnership is currently under a multi-year agreement. Our most recent collaborative arrangement with Laerdal, SimVentures, was announced in 2010 and is also operating under a multi-year agreement. Together, we are launching SimCenter®, an innovative suite of software applications to make simulation-based training for healthcare organizations worldwide easier and more accessible. In addition to our 50 content partners mentioned above, we also have over 30 simulation content partners through SimVentures.

•

Vertical focus on healthcare with deep domain expertise. We focus exclusively on healthcare and serving the unique training and research needs of acute-care hospitals and other healthcare organizations, which we believe gives us a competitive advantage compared to other talent management software providers. Our platform includes features and capabilities built specifically for hospitals, including, for example, a continuing education certificate manager, healthcare regulatory required reports, and in-service training sponsored by medical device/pharmaceutical companies. To support our customers, we employ personnel with clinical backgrounds and hospital experience, which is particularly helpful in servicing this highly regulated environment requiring a wide range of clinical and business skills. We also approach our clients with our proven “solution-selling” approach that supports healthcare providers’ urgent patient safety, quality, and risk management initiatives. Hospitals and health systems face challenges to improve the quality of care, reduce medical errors, and implement critical quality initiatives—all while undergoing financial pressures, new regulations, and workforce shortages. Our approach has consistently been to provide solutions to hospitals that improve outcomes for their workforce and, in turn, patient care. We focus on understanding our hospital customers’ challenges and providing meaningful solutions that deliver positive outcomes.

•

Strong regulatory underpinnings to core solutions. The healthcare industry is highly regulated. The Joint Commission, OSHA, and CMS are a few of the primary regulatory agencies that require enterprise-wide training for hospital employees. CMS also requires the solicitation of patients’ experiences via patient surveys as a result of HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems). The reporting of HCAHPS scores is now mandatory; scores will play a pivotal role in CMS’s value-based purchasing model that impacts reimbursement rates for hospitals. Both our core learning and research solutions are designed to address and work within this complex regulatory environment.

•

Experienced and accomplished senior management team. Our senior management team has extensive industry experience. Robert A. Frist, Jr., our chairman and chief executive officer (CEO), co-founded HealthStream in 1990. Our chief financial officer (CFO), Gerard M. Hayden, Jr., has extensive financial experience, having served as CFO at four public companies and as a member of our board of directors. Our chief operating officer (COO), J. Edward Pearson, has extensive healthcare leadership experience, having served as CEO at three healthcare IT firms and as CFO at a public healthcare company prior to joining us.

Our Growth Strategy

•

Add subscribers to our platform. A subscription to our core HLC platform includes the learning platform and a library of online regulatory courseware, which is typically priced at approximately $10 to $20 per subscriber, per year. As of September 30, 2011, our core platform was used by 2.65 million subscribers in approximately half of the acute-care hospitals in the U.S. Over the last 20 quarters, we have averaged adding over 50,000 new subscribers per quarter. We believe there is an opportunity to expand the number of hospitals and health systems using our solutions. The migration to online learning and simulation-based training programs by hospitals is ongoing, with many institutions just beginning the transition.

•

Sell additional content. We actively work to build relationships with our customers and sell additional content to meet their ongoing needs in training and developing their workforces. Additional content subscriptions build the value of each subscriber and, in turn, each account. We partner with healthcare industry leaders, highly regarded professional medical and nursing associations, and other best-in-class providers to offer healthcare providers a broad range of courseware to meet their regulatory, clinical, and business learning needs. We offer over 5,000 online courses from over 50 content providers. These content partners include Laerdal Medical, the American Association of Critical Care Nurses (AACN), Lippincott Williams & Wilkins, and Harvard Business Publishing, among others.

•

Offer platform extensions. In addition to our core platform, the HLC, we offer a suite of platform extensions, each serving a key, unique function for hospitals and health systems. These include: Authoring Center™, which is contracted by approximately 80% of our core platform customers to self-publish on the core platform; Competency Center, which is used to manage competency and performance management programs; Improvement Center, which is used to optimize and accelerate the execution of improvement plans; and most recently, SimCenter®, which is a suite of applications to make simulation-based training easier and more accessible.

•

Evaluate expansion into new related markets. Outside of the approximately 5.0 million healthcare employees working in acute-care hospitals in the U.S., there are over five million additional healthcare employees working in ancillary healthcare facilities, including surgery centers, long-term care facilities, renal care facilities, home healthcare organizations, and psychiatric/behavioral health facilities. Through our recognized leadership in the acute-care space, we have attracted clients from each of these related markets that require the solutions offered by our products and services.

•

Pursue strategic acquisitions. In addition to organic growth, we consider potential acquisition opportunities as they arise. We look for strategic fit and consistency with our business principles. We are focused on healthcare, product-based solutions, products that generate recurring revenues, as well as products and/or assets that leverage our position. Acquisition targets may add subscribers, grow market share, create new platform extensions, or deliver knowledge assets.

Company Information

Headquartered in Nashville, Tennessee, we were incorporated in 1990 and began providing our Internet-based learning solutions in 1999 and our survey and research solutions in 2005. Including an additional office in Laurel, Maryland, we had 388 full-time and 81 part-time employees as of September 30, 2011. We have evolved from a company with an initial focus on technology-based training to a company providing outcomes-focused learning and research solutions to the nation’s healthcare providers.

Our principal executive office is located at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Our telephone number is (615) 301-3100 and our website address is www.healthstream.com. Information included or referred to on our website is not a part of this prospectus.

The Offering

For a more complete description of the terms of the common stock being offered by this prospectus supplement and the accompanying prospectus, see the section entitled “Description of Common Stock” in the accompanying prospectus.

Common stock offered by us	3,100,000 shares

Common stock offered by the selling shareholders	150,000 shares[1]

Common stock to be outstanding after this offering	25,372,085 shares

Use of proceeds

We intend to use the net proceeds from this offering, after deduction of underwriting discounts and commissions and estimated offering expenses, for working capital and general corporate purposes and/or to acquire or invest in strategic businesses, products or technologies. For more information, see the section entitled “Use of Proceeds.”

We will not receive any proceeds from the sale of our common stock by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

NASDAQ Global Market symbol	“HSTM”

1	50,000 of these shares will be offered upon the exercise of vested options to purchase shares of our common stock with a weighted average exercise price of $1.85 by certain of our executive officers and directors who are selling shareholders.

The number of shares of our common stock to be outstanding after this offering is based on 22,222,085 shares of common stock outstanding as of November 7, 2011. Unless specifically stated otherwise, the information in this prospectus supplement excludes an aggregate of 2,291,500 shares of common stock that are reserved for issuance upon exercise of all options outstanding as of November 7, 2011 under our 2000 Stock Incentive Plan and our 2010 Stock Incentive Plan, with a weighted average exercise price of $4.05 per share (including 50,000 shares being sold in this offering).

Unless specifically stated otherwise, information throughout this prospectus supplement assumes no exercise of outstanding options to purchase shares of our common stock (other than the 50,000 shares being sold in this offering upon the exercise of outstanding options), and no exercise by the underwriters of their option to purchase up to an aggregate of 487,500 additional shares of our common stock to cover overallotments.

SUMMARY FINANCIAL DATA

The summary statement of income data presented below for the years ended December 31, 2008, 2009 and 2010 are derived from our audited consolidated financial statements, which are incorporated by reference herein. The summary statement of income data for the nine months ended September 30, 2010 and 2011 and the summary balance sheet data as of September 30, 2011 are derived from our unaudited consolidated financial statements, which are incorporated by reference herein. You should read the following summary financial data in conjunction with our consolidated financial statements and the notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our most recent quarterly and annual reports, which are incorporated by reference herein. Revenues may be subject to fluctuations as discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in our quarterly and annual reports incorporated by reference herein. During 2010, we recorded a tax provision of approximately $2.9 million. During 2009 and 2008, we recognized portions of our deferred tax assets through the reversal of the valuation allowance, resulting in deferred income tax benefits of approximately $9.1 million and $375,000, respectively. As a result of these factors, the annual results presented below are not comparable.

	For The Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	2008	2009	2010	2010	2011
	(in thousands, except per share data)
STATEMENT OF INCOME DATA
Revenues, net	$51,600	$57,398	$65,754	$48,114	$60,175
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	19,654	21,344	24,191	17,643	22,623
Product development	5,670	6,285	6,989	4,999	5,644
Sales, marketing, general and administrative expenses	18,972	19,508	22,635	16,254	19,683
Depreciation and amortization	4,822	5,139	4,880	3,769	3,868

Total operating costs and expenses	49,118	52,276	58,695	42,665	51,818
Income from operations	2,482	5,122	7,059	5,449	8,357
Other income (expense), net	72	(15)	(21)	(18)	8

Income before income taxes	2,554	5,107	7,038	5,431	8,365
Income tax provision (benefit)	(301)	(8,865)	2,884	2,481	3,213

Net income	$2,855	$13,972	$4,154	$2,950	$5,152

Earnings per share – basic	$0.13	$0.65	$0.19	$0.14	$0.23
Earnings per share – diluted	$0.13	$0.64	$0.18	$0.13	$0.22
Weighted average shares outstanding – basic	21,707	21,458	21,767	21,759	22,001
Weighted average shares outstanding – diluted	22,204	21,838	22,488	22,358	23,272

	September 30, 2011
	Actual	As Adjusted (1)
BALANCE SHEET DATA	(unaudited) (in thousands)
Cash and cash equivalents and investments in marketable securities	$30,236	$77,519
Goodwill and intangible assets	31,068	31,068
Total assets	91,435	138,718
Deferred revenue	20,488	20,488
Long-term debt and capital leases, net of current portion	—	—
Shareholders’ equity	63,565	110,848

(1)	As adjusted to give effect to the sale by us of 3,100,000 shares of common stock in this offering at an assumed public offering price of $16.12 per share, the last reported sales price of our common stock on The NASDAQ Global Market on November 11, 2011, after deducting underwriting discounts and commissions and estimated offering expenses.

RISK FACTORS

An investment in the common stock offered by this prospectus supplement involves substantial risk of loss. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, as well as the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and any subsequently filed periodic reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or a part of your investment.

Risks Related to Our Business Model

We may be unable to effectively execute our growth strategy which could have an adverse effect on our business and competitive position in the industry.

Our business strategy includes increasing our market share and presence through sales to new customers, additional sales to existing customers, introductions of new products and services, and maintaining strong relationships with our existing customers. Some of the risks that we may encounter in executing our growth strategy include:

•  expenses, delays and difficulties of identifying and developing new products or services and integrating    such new products or services into our existing organization;

•  inability to leverage our operational and financial systems sufficiently to support our growth;

•  inability to generate sufficient revenue from new products to offset investment costs;

•  inability to effectively identify, manage and exploit existing and emerging market opportunities;

•  inability to maintain our existing customer relationships;

•  increased competition from new and existing competitors;

•  lengthy sales cycles, or customers delaying purchasing decisions due to economic conditions;

•  reduced spending within the training, information and education departments of hospitals within our    target market; and

•  failure of the market for training, information and education in the healthcare industry to grow to a    sufficient size or at a sufficient rate.

If any of these risks are realized, our business, and our competitive position in the industry, could suffer.

We may be unable to effectively identify, complete or integrate the operations of future acquisitions, joint ventures or other growth investments.

As part of our growth strategy, we actively review possible acquisitions, joint ventures or growth investments that complement or enhance our business. We may not be able to identify, complete or integrate the operations of future acquisitions, joint ventures or other growth investments. In addition, if we finance acquisitions, joint ventures or other growth initiatives by issuing equity securities, our existing shareholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions and investments, our business prospects may be seriously harmed. Some of the risks that we may encounter in implementing our acquisition, joint venture or growth investment strategies include:

•  expenses, delays or difficulties in identifying and integrating acquired companies or joint venture    operations or other growth investments into our organization;

•  inability to retain personnel associated with acquisitions, joint ventures, or other growth investments;

•  diversion of management’s attention from other initiatives and/or day-to-day operations to effectively    execute our growth strategy; and

•  inability to generate sufficient revenue, profit, and cash flow from acquisitions, joint ventures, or other    growth investments to offset our investment costs.

Our ability to accurately forecast revenue for certain products and services may be hindered by customer scheduling.

As revenues from our subscription business continue to increase, a larger portion of our revenues will be predictable; however, quarterly performance may be more subject to fluctuations. Our HealthStream Research products and services are typically contracted by healthcare organizations for multi-year terms, but the frequency, sample size, and timing of survey cycles can vary from quarter to quarter and year to year. Also, other project-based products, such as certain content development, and professional services, are subject to the customers’ involvement in the provision of the product or service. The timing and magnitude of these project-based product and service contracts may vary widely from quarter to quarter and year to year, and thus may affect our ability to accurately forecast quarterly and annual financial performance.

Our ability to accurately forecast revenue may be affected by lengthy and widely varying sales cycles.

The period from our initial contact with a potential customer and their first purchase of our solution typically ranges from three to nine months, and in some cases has extended much further. The range in the sales cycle can be impacted by multiple factors, including an increasing trend towards more formal request for proposal (RFP) processes and more competition within our industry, as well as formal budget timelines which impact timing of purchases by target customers. New products tend to have a longer and more unpredictable revenue ramp period. Also, the contract structure for some Research products gives customers latitude about when to initiate a survey, which can affect quarterly or annual revenue forecasts. As a result of these factors, we have only limited ability to forecast the timing and type of initial sales. This, in turn, makes it more difficult to forecast quarterly and annual financial performance.

We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, technical, marketing, or other resources.

Several of our competitors and many potential competitors have longer operating histories and significantly greater financial, technical, marketing, or other resources than we do. We encounter direct competition from both large and small e-learning companies and other companies focused on training and talent management in the healthcare industry. We also face competition from larger survey and research companies. Given the profile and growth of the healthcare industry and the growing need for education, training, simulation, research, and information, it is likely that additional competitors will emerge. We believe we maintain a competitive advantage against our competitors by offering a comprehensive array of products and services; however, our lack of market diversification resulting from our concentration on the healthcare industry may make us susceptible to losing market share to our competitors who also offer a complete e-learning solution to a cross-section of industries. These companies may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Further, most of our customer agreements are for terms ranging from one to four or five years, with no obligation to renew. The short terms of these agreements enable customers to more easily shift to one of our competitors.

The failure to maintain and strengthen our relationships with strategic partners or significant changes in the terms of the agreements we have with them may have an adverse impact on our ability to successfully market our products and services.

We have entered into contracts with other companies, including content, technology, and retail channel vendors. Our ability to increase the sales of our products and services depends in part upon maintaining and strengthening relationships with these current and future strategic partners. Most of these contracts are on a non-exclusive basis. Certain strategic partners may offer products and services from multiple distinct companies, including, in some instances, products or services which may compete with our products and services. Moreover, under contracts with some of our strategic partners, we may be bound by provisions that restrict our ability to market and sell our products and services to certain potential customers. The success of these contractual arrangements will depend in part upon the strategic partners’ own competitive, marketing, and strategic considerations, including the relative advantages of using alternative products being developed and marketed by them or our competitors.

We cannot guarantee that we will be able to maintain and strengthen our relationships with strategic partners, that we will be successful in effectively integrating such partners’ products and technology into our own, or that such relationships will be successful in generating additional revenue. If any of these strategic partners are unsuccessful in their involvement with our products and services, or seek to amend the financial or other terms of the contracts we have with them, we will need to broaden our efforts to increase focus on the types of services and solutions they sell and alter our development, integration, and/or distribution strategies, which may divert our planned efforts and resources from other projects.

Lastly, we could be subject to claims and liability, as a result of the activities, products, or services of these strategic partners. Even if these claims do not result in liability to us, investigating and defending these claims could be expensive, time-consuming and result in suspension of certain offerings to our clients and/or adverse publicity that could harm our business.

We may not be able to retain proper distribution rights from our content partners, and this could affect projected growth in courseware subscription revenue.

Most of our agreements with content providers are for initial terms of two to three years. The content partners may choose not to renew their agreements with us or may terminate the agreements early if we do not fulfill our contractual obligations. If a significant number of our content providers terminate or fail to renew their agreements with us on acceptable terms, it could result in a reduction in the number of courses we are able to distribute, causing decreased revenues. Most of our agreements with our content partners are non-exclusive, and our competitors offer, or could offer, training and continuing education content that is similar to or the same as ours. If publishers and authors, including our current content partners, offer information to users or our competitors on more favorable terms than those offered to us, or increase our license fees, our competitive position and our profit margins and prospects could be harmed. In addition, the failure by our content partners to deliver high-quality content and to revise their content in response to user demand and evolving healthcare advances and trends could result in customer dissatisfaction and inhibit our ability to attract and retain subscribers of our courseware offerings.

We may not be able to develop new products and services, or enhancements to our existing products and services, or be able to achieve widespread acceptance of new products, services or features, or keep pace with technological developments.

Our growth strategy depends in part on our ability to generate revenue growth through sales to new customers as well as increasing sales of additional courseware subscriptions and other products and services to existing customers. Our identification of additional features, content, products and services may not result in timely development of complementary products. In addition, the success of certain new products and services may be dependent on continued growth in our base of Internet-based customers and we are not able to accurately predict the volume or speed with which old and new customers will adopt such new methodology. Because healthcare training continues to change and evolve, we may be unable to accurately predict and develop new products, features, content and other products to address the needs of the healthcare industry. Further, the new products, services and enhancements we develop may introduce significant defects into or otherwise negatively impact our core software platforms. While all new products and services are subject to testing and quality control, all software and software-based services are subject to errors and malfunctions. If we release new products, services and/or enhancements with bugs, defects or errors or that cause bugs, defects or errors in existing products, it could result in lost revenues, reduced ability to meet contractual obligations and would be detrimental to our business and reputation. If new products, features, or content are not accepted or integrated by new or existing customers, we may not be able to recover the cost of this development and our financial performance will be harmed. Continued growth of our Internet-based customer population is dependent on our ability to continue to provide relevant products and services in a timely manner. The success of our business will depend on our ability to continue providing our products and services as well as enhancing our courseware, product and service offerings that address the needs of healthcare organizations.

We may be unable to continue to license our third party software, on which a portion of our product and service offerings rely, or we may experience errors in this software, which could increase our costs and decrease our revenue.

We use licensed third party technology components in some of our products. Future licenses to these technologies may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these licenses could result in delays in the introduction of new products and services or could force us to discontinue offering portions of our learning management or survey and research solutions until equivalent technology, if available, is identified, licensed and integrated. The operation of our products would be impaired if errors occur in third party technology or content that we incorporate, and we may incur additional costs to repair or replace the defective technology or content. It may be difficult for us to correct any errors in third party products because the products are not within our control. Accordingly, our revenue could decrease and our costs could increase in the event of any errors in this technology. Furthermore, we may become subject to legal claims related to licensed technology based on product liability, infringement of intellectual property or other legal theories.

Financial Risks

A significant portion of our revenue is generated from a relatively small number of customers.

We derive a substantial portion of our revenues from a relatively small number of customers. A termination of our agreements with any of our significant customers or a failure of these customers to renew their contracts on favorable terms, or at all, would have a material adverse effect on our business.

A significant portion of our business is subject to renewal each year. Therefore, renewals have a significant impact on our revenue and operating results.

For the nine months ended September 30, 2011, approximately 67% of our net revenue was derived from our Internet-based subscription products. Our Internet-based HLC customers have no obligation to renew their subscriptions for our products or services after the expiration of the subscription agreement, and in fact, some customers have elected not to renew their subscription. In addition, our customers may renew at a lower pricing or activity level. During the year ended December 31, 2010, we renewed 101% of the annual HLC contract value up for renewal and 100% of the subscribers which were up for renewal. During the nine months ended September 30, 2011, we renewed 104% of the annual HLC contract value up for renewal and 97% of the subscribers which were up for renewal. Because a significant portion of our customer contracts have only renewed three or fewer times, we do not have sufficient historical data to accurately predict future customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including but not limited to their dissatisfaction with our service, pricing or competitive product offerings. If we are unable to renew a substantial portion of the contracts that are up for renewal or maintain our pricing, our revenue could be adversely affected, which would have a material adverse affect on our results of operations and financial position. HealthStream Research product and service contracts typically range from one to three years in length, and customers are not obligated to renew their contract with us after their contract expires. Because many of our Research customers have only renewed three or fewer times we do not have sufficient historical data to accurately predict customer renewal rates. If our customers do not renew their arrangements for our services, or if their activity levels decline, our revenue may decline and our business will suffer.

We may be unable to accurately predict the timing of revenue recognition from sales activity as it is often dependent on achieving certain events or performance milestones, and this inability could impact our operating results.

Our ability to recognize revenue is dependent upon several factors including the transfer of customer-specific information such as unique subscriber IDs, which are required for us to implement customers on our Internet-based learning platform. Accordingly, if customers do not provide us with the specified information in a timely manner, our ability to recognize revenue will be delayed, which could adversely impact our operating results. In addition, completion and acceptance by our customers of developed content and courseware must be achieved, survey responses must be received and tabulated, and utilization of courseware is required in connection with subscription Internet-based learning products for us to recognize revenue.

Because we recognize revenue from subscriptions for our products and services over the term of the subscription period, downturns or upturns in sales may not be immediately reflected in our operating results.

We recognize approximately 67% of our revenue from customers monthly over the terms of their subscription agreements, which have initial contract terms ranging from one to three years, although terms can range from less than one to up to five years. As a result, much of the revenue we report in each quarter is related to subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscription agreements in any one quarter will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect this reduced revenue. Accordingly, the effect of significant downturns in sales and market acceptance of our products and services may not be fully reflected in our results of operations until future periods. Additionally, our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term. Finally, the majority of costs associated with sales are incurred up front, and therefore unexpected successes in platform and courseware sales may increase our costs in the near term negatively affecting our financial performance.

We may not be able to meet our strategic business objectives unless we obtain additional financing, which may not be available to us on favorable terms, or at all.

We expect our current cash reserves, revolving credit facility, and cash flows from operations to be sufficient to meet our cash requirements through at least 2012. However, we may need to raise additional funds in order to:

•	develop new, or enhance existing, services or products;

•	respond to competitive pressures;

•	finance working capital requirements;

•	acquire complementary businesses, technology, content or products; or

•	otherwise effectively execute our growth strategy.

At September 30, 2011, we had approximately $30.2 million in unrestricted cash, cash equivalents, investments in marketable securities and related interest receivable. We also have up to $20.0 million of availability under a revolving credit facility, subject to certain covenants, which expires in July 2012. We expect to incur approximately $10.0 million of capital expenditures, software feature enhancements and content purchases during 2011, which includes the $3.5 million investment in the AVS product made during the first quarter. We continue to actively review possible business acquisitions that would complement or enhance our products and services. We may not have adequate cash and investments or availability under our revolving credit facility to consummate one or more of these acquisitions. The capital markets have been experiencing extreme volatility and disruption, and we cannot assure you that if we need additional financing that it will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders may be reduced.

We have significant goodwill and identifiable intangible assets recorded on our balance sheet that may be subject to impairment losses that would reduce our reported assets and earnings.

As of September 30, 2011, our balance sheet included goodwill of $21.1 million and identifiable intangible assets of $2.2 million. There are inherent uncertainties in the estimates, judgments and assumptions used in assessing recoverability of goodwill and intangible assets. Economic, legal, regulatory, competitive, reputational, contractual, and other factors could result in future declines in the operating results of our business units or market value declines that do not support the carrying value of goodwill and identifiable intangible assets. If the value of our goodwill and/or intangible assets is impaired, accounting rules require us to reduce their carrying value and report an impairment charge, which would reduce our reported assets and earnings for the period in which an impairment is recognized.

The current uncertain economic environment may have a negative impact on our customers and us which could have a significant impact on our revenue, operating results and financial condition.

It is difficult to predict the full magnitude and duration of the current uncertain economic environment and its related impact on our customers, suppliers and our company. For example, our customers may experience fluctuations or declines in their business and as a consequence, some customers may choose to invest less in information technology assets for their business which, in turn, could have an impact on us. The potential negative effects on us include, but are not limited to, reductions in our renewal and revenue growth rates, shorter contract terms, pricing pressures, and delays in payments from customers that increase our accounts receivable resulting in a deterioration of our cash flow and working capital position. We continue to monitor general economic conditions, however, and depending on the severity and/or duration of any economic downturn, these circumstances could have a material adverse effect on our revenue, results from operations and financial condition.

We may not be able to demonstrate compliance with Sarbanes-Oxley Section 404 in a timely manner, and the correction of any deficiencies identified during upcoming annual audits may be costly and could harm our business.

Sarbanes-Oxley Section 404 requires our management to report on, and requires our independent public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. Because our public float currently exceeds the $75 million threshold for becoming an accelerated filer as of the June 30, 2011 measurement date we will be required to comply with the reporting requirements under Sarbanes-Oxley Section 404(b) in the 2011 calendar year. The rules governing the standards to be met are complex and will require significant process review, documentation and testing, as well as possible remediation efforts for any identified deficiencies. This process of review, documentation, testing and remediation will result in increased expenses and require significant attention from management and other internal and external resources. Any material weaknesses identified during this process may preclude us from asserting the effectiveness of our internal controls. This may negatively affect our stock price if we cannot effectively remediate the issues identified in a timely manner.

Changes in generally accepted accounting principles (GAAP) and other accounting regulations and interpretations could require us to delay recognition of revenue and/or accelerate the recognition of expenses, resulting in lower earnings.

While we believe we correctly account for and recognize revenue and expenses, any changes in GAAP or other accounting regulations and interpretations concerning revenue and expense recognition could decrease our revenue or increase our expenses. Changes to regulations concerning revenue recognition could require us to alter our current revenue accounting practices and cause us to either defer revenue into a future period, or to recognize lower revenue in a current period. Likewise, changes to regulations concerning expense recognition could require us to alter our current expense accounting practices and cause us to defer recognition of expense into a future period, or to recognize increased expenses in a current period. Changes to either revenue recognition or expense recognition accounting practices could affect our financial performance.

Risks Related to Sales, Marketing and Competition

Our operating margins could be affected if our ongoing refinement to pricing models for our products and services is not accepted by our customers and the market.

Over the past few years we have implemented several changes, and we continue to make changes, in our pricing and our product and service offerings to increase revenue and to meet the needs of our customers. We cannot predict whether our current pricing and products and services, or any ongoing refinements we make will be accepted by our existing customer base or by prospective customers. If our customers and potential customers decide not to accept our current or future pricing or product and service offerings, it could have a material adverse effect on our business.

Risks Related to Operations

We may be unable to adequately develop our systems, processes and support in a manner that will enable us to meet the demand for our services.

We have provided our online products and services since 1999 and continue to develop our ability to provide our courseware, learning management systems, and research systems on both a subscription and transactional basis over the Internet. Our future success will depend on our ability to effectively develop and maintain the infrastructure, including procurement of additional hardware and software, and implement the services, including customer support, necessary to meet the demand for our products and services. Our inability from time to time to successfully develop the necessary systems and implement the necessary services on a timely basis has resulted in our customers experiencing some delays, interruptions and/or errors in their service. Such delays or interruptions may cause customers to become dissatisfied with our service and move to competing providers of traditional and online training and education services. If this happens, our revenue and reputation could be adversely affected, which would have a material adverse effect on our financial condition.

Our business operations could be significantly disrupted if we lose members of, or fail to integrate, our management team.

Our future performance is substantially dependent on the continued services of our management team and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements. We do not have employment agreements with any of our key personnel, other than our chief executive officer, and we do not maintain any “key person” life insurance policies.

We may not be able to hire and retain a sufficient number of qualified employees and, as a result, we may not be able to effectively execute our growth strategy or maintain the quality of our services.

Our future success will depend on our ability to attract, train, motivate, and retain other highly skilled technical, managerial, marketing, customer support, and survey personnel. Competition for certain personnel is intense, especially for developers, web designers and sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. We have experienced difficulty in the past hiring qualified personnel in a timely manner for these positions. The pool of qualified technical personnel, in particular, is limited in Nashville, Tennessee, where our headquarters are located. Our interviewing center is located in Laurel, Maryland, and we may experience difficulty in maintaining and recruiting qualified individuals to perform these services. We will also need to maintain or increase the size of our staff to support our anticipated growth, without compromising the quality of our offerings or customer service. Our inability to locate, hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services and impair our ability to grow.

We may not be able to upgrade our hardware and software technology infrastructure quickly enough to effectively meet demand for our services.

We must continue to obtain reasonably priced, commercially available hardware and operating software as well as continue to enhance our software to accommodate the increased use of our platform and increased courseware in our library. Decisions about hardware and software enhancements are based in part on estimated forecasts of the growth in demand for our services. This growth in demand for our services is difficult to forecast and the potential audience for our services is widespread and dynamic. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our customers may encounter delays or disruptions in their service. Unscheduled downtime could harm our business and also could discourage current and potential customers from using or continuing to use our services and reduce future revenue.

Our network infrastructure and computer systems and software may fail.

An unexpected event including but not limited to a telecommunications failure, fire, earthquake, or other catastrophic loss at our Internet service providers’ facilities or at our on-site data facility could cause the loss of critical data and prevent us from offering our products and services for an unknown period of time. System downtime could negatively affect our reputation and ability to sell our products and services and may expose us to significant third-party claims. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems and connect us to the Internet. While our service providers have planned for certain contingencies, the failure by any of these third parties to provide these services satisfactorily and our inability to find suitable replacements would impair our ability to access archives and operate our systems and software.

We may lose users and lose revenue if our security measures fail.

If the security measures that we use to protect customer or personal information are ineffective, we may lose users of our services, which could reduce our revenue, tarnish our reputation, and subject us to significant liability. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification, as well as the encryption of other selected secure customer data. We cannot predict whether these security measures could be circumvented by new technological developments. Further, the audit processes and controls used within our production platforms may not be sufficient to identify and prevent errors or deliberate misuse. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic attacks and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

We may experience errors in our software products that administer and report on hospital performance, and these errors could result in action taken against us that could harm our business.

Certain survey data collected and reported by us, such as the survey data included as part of our CAHPS ® Hospital survey is used by the Centers for Medicare and Medicaid Services (CMS) to determine, in part, the amount of reimbursement payments to hospitals, and any errors in data collection, survey sampling, or statistical reporting could result in reduced reimbursements to our hospital customers if we are unable to correct these errors, and this could, in turn, result in litigation against us. Further, this survey data reported to CMS is then published by CMS to the general public, and any errors we experience which result in incorrect scoring on our hospital customer may result in damage to that hospital’s reputation, and the hospital may in turn bring litigation against us. We may be required to indemnify against such claims, and defending against any such claims could be costly and time consuming and could negatively affect our business.

Risks Related to Government Regulation, Content and Intellectual Property

Government regulation may subject us to liability or require us to change the way we do business.

The laws and regulations that govern our business change rapidly. Evolving areas of law that are relevant to our business include privacy and security laws, proposed encryption laws, content regulation, information security accountability regulation, and sales and use tax laws and regulations and attempts to regulate activities on the Internet. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. These uncertainties make it difficult to ensure compliance with the laws and regulations governing or impacting our business. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. In addition, certain laws mandate that our customers contractually require us to protect the privacy and security of certain personal and health related information. If we fail to abide by these required contractual provisions, our customers may terminate their contracts with us. In addition, the American Recovery and Reinvestment Act of 2009 (ARRA) expanded the application of certain of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) privacy and security regulations to apply directly to business associates including us. Violations of HIPAA privacy and security regulations may result in civil and criminal penalties. Further, ARRA has increased these penalties and strengthened other enforcement provisions of HIPAA, which may result in increased enforcement activity.

We may not be able to maintain our certification to conduct CMS mandated surveys, and this could adversely affect our business.

Our survey product offerings include providing survey services to assist customers in their compliance with CMS regulations. We are currently designated by CMS as a certified vendor to offer CAHPS ® Hospital Surveys and CAHPS ® Home Health Care Surveys, including data collection and submission services. If we are unable to maintain these certifications, or secure certifications for future CMS mandated surveys, we would not be able to administer these survey instruments for our customers and our business may suffer.

Any reduction or change in the regulation of continuing education and training in the healthcare industry may adversely affect our business.

Our business model is dependent in part on required training and continuing education for healthcare professionals and other healthcare workers resulting from regulations of state and Federal agencies, state licensing boards and professional organizations. Any change in these regulations that reduce the requirements for continuing education and training for the healthcare industry could harm our business. In addition, a portion of our business with pharmaceutical and medical device manufacturers and hospitals is predicated on our ability to maintain accreditation status with organizations such as the ACCME, ANCC, and ACPE. The failure to maintain status as an accredited provider could have a detrimental effect on our business.

Changes to government and industry standards and regulations regarding pharmaceutical and medical device customers could negatively affect our business in these areas.

In April 2003, the Office of Inspector General (OIG) issued “OIG Compliance Program Guidance for Pharmaceutical Manufacturers.” In July 1999, the OIG issued “Compliance Program Guidance for the Durable Medical Equipment, Prosthetics, Orthotics and Supply Industry.” These guidelines collectively identify three areas of risks for pharmaceutical and medical device companies and recommend certain best practices to be included in a compliance plan designed to avoid the risk of federal healthcare program abuse. The guidance highlighted a number of arrangements that have the potential to trigger fraud and abuse violations, including educational grants. In April 2007, the U.S. Senate Finance Committee released a report critical of practices related to the funding of educational programs by pharmaceutical manufacturers. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (ACA) became law. As enacted, ACA will change how health care services are covered, delivered, and reimbursed. ACA includes a requirement that manufacturers of drugs and medical devices annually report to the

United States Department of Health and Human Services anything of value, including educational programs given by such manufacturers to physicians, beginning March 31, 2013. It is unclear how this requirement may change the behavior of our pharmaceutical and medical device customers, but should our customers choose to discontinue providing such education programs to physicians, our business may be negatively impacted. ACA is currently subject to a number of court challenges and appeals and efforts to repeal or revise the law. It is unclear how these will be resolved. Further, Congress is considering bills that would repeal or revise ACA.

We follow the rules and guidelines provided by the ACCME, ANCC and other continuing education accrediting bodies to ensure that our continuing education programming is free from commercial bias and consistent with the OIG guidance. The 2009 changes to the codes of ethics of the pharmaceutical and medical device trade associations place further restrictions on interactions between pharmaceutical and medical device manufacturers and health care professionals. The majority of our accredited continuing education programming is funded by educational grants from our pharmaceutical and medical device customers. There is no assurance that our pharmaceutical and medical device customers will continue to provide educational grants consistent with past practices. In fact, we have experienced a reduction in live event activities we provide that are supported by pharmaceutical and medical device companies. To the extent that our customers continue to curtail or restructure their business practices, our business with this customer base may suffer.

We may be liable to third parties for content that is available from our online library.

We may be liable to third parties for the content in our online library if the text, graphics, software or other content in our library violates copyright, trademark, or other intellectual property rights, our content partners violate their contractual obligations to others by providing content to our library, or the content does not conform to accepted standards of care in the healthcare profession. We attempt to minimize these types of liabilities by requiring representations and warranties relating to our content partners’ ownership of the rights to distribute as well as the accuracy of their content. We also take necessary measures to review this content ourselves. Although our agreements with our content partners in most instances contain provisions providing for indemnification by the content providers in the event of inaccurate content, our content partners may not have the financial resources to meet this obligation. Alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs, and diverting management’s attention away from our business.

Protection of certain intellectual property may be difficult and costly.

Despite our efforts to protect our intellectual proprietary rights, a third party could, without authorization, copy or otherwise misappropriate our content, information from our databases, or other intellectual property. Our agreements with employees, consultants and others who participate in development activities could be breached and result in our trade secrets becoming known, or our trade secrets and other intellectual property could be independently developed by competitors. We may not have adequate remedies for such breaches or protections against such competitor developments. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and effective intellectual property protection may not be available in those jurisdictions. We currently own several applications and registrations for trademarks and domain names in the United States and other countries as well as certain common law trademarks and service marks. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Additionally, legislative proposals have been made by the federal government that would afford broad protection to owners of databases of information, such as stock quotes. This protection of databases already exists in the European Union. There has been substantial litigation in the computer and online industries regarding intellectual property assets, particularly patents. Third parties may claim infringement by us with respect to current and future products, trademarks or other proprietary rights, and we may counterclaim against such third parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, divert management’s attention, cause product release delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our business, financial condition and operating results. Such royalty and licensing agreements may not be available on terms acceptable to us, if at all.

We may be unable to protect our intellectual property, and we may be liable for infringing the intellectual property rights of others.

Our business could be harmed if unauthorized parties infringe upon or misappropriate our intellectual property, proprietary systems, content, platform, services or other information. Our efforts to protect our intellectual property through copyright, trademarks and other controls may not be adequate. For instance, we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries or to secure patents for our proprietary products and services, and even if we are successful in obtaining patent and/or trademark registrations, these registrations may be opposed or invalidated by a third party. Our competitors may develop similar intellectual property, duplicate our products and/or services, or design around any patents or other intellectual property rights we hold. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the patents, intellectual property or other proprietary rights of third parties, which could be time consuming and costly and have an adverse effect on our business and financial condition. Intellectual property infringement claims could be made against us, especially as the number of our competitors grows. These claims, even if not meritorious, could be expensive and divert our attention from operating our company and result in a temporary inability to use the intellectual property subject to such claim. In addition, if we and/or our affiliates and customers become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license, or to cease providing the content or services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, if at all.

Risks Related to this Offering and the Ownership of Our Common Stock

The market price of our common stock has been, and may continue to be, volatile, and our shareholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. From January 2009 through November 11, 2011, our common stock has been particularly volatile as the price of our common stock has ranged from a high of $16.81 to a low of $1.58. Additionally, as a result of the global credit crisis and the concurrent economic downturn in the U.S. and globally, there have been significant declines in the values of equity securities generally in the U.S. and abroad. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	actual or anticipated changes in our earnings or fluctuations in our operating results;

•	general political or economic conditions and trends, such as a recession or war or terrorist attacks or interest rate or currency rate fluctuations;

•	new products or services offered by us or our competitors;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in estimates by securities analysts of our future performance; or

•	departures of key personnel.

Moreover, our stock is thinly traded, and we have a relatively small public float. These factors may adversely affect the market price of our common stock. In addition, the market prices for stocks of many Internet related and technology companies have historically experienced significant price fluctuations that in some cases appear to bear no relationship to the operating performance of these companies.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade their valuation of our stock or otherwise form and publish more negative opinions, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilization of the proceeds in ways that may not yield a return to shareholders.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the net proceeds from this offering in ways that our shareholders may not agree with or that may not yield a favorable return, if any. You will not have the opportunity to influence our decision on how the net proceeds from this offering are used. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

We will continue to incur significant increased costs as a result of operating as a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses to comply with the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and rules adopted by the SEC and by the NASDAQ Stock Market. For example, we must use certain required internal controls and disclosure controls and procedures, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. In addition, we continue to bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

The Dodd-Frank Act requires publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements.

New and amended laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and related regulations implemented by the SEC and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from potentially revenue-generating activities to compliance activities. If our efforts to comply with new and amended laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue in the future capital stock or other equity securities that have rights or preferences that are senior to those of our common stock which could cause the value of our common stock to decline.

We have never paid dividends on our common stock, and because we do not anticipate paying any such cash dividends in the foreseeable future, capital appreciation, if any, of our common stock will be your sole source of gain on an investment in our stock.

We have never paid cash dividends on our common stock and we currently intend to retain our cash and future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Provisions in our organizational documents and under Tennessee law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Our charter, bylaws and Tennessee law contain provisions that could make it more difficult for a third party to obtain control of us. For example, our charter provides for a staggered board of directors, restricts the ability of shareholders to call a special meeting and prohibits shareholder action by written consent. Our bylaws allow the board to expand its size and fill any vacancies without shareholder approval. In addition, the Tennessee Business Corporation Act contains the Tennessee Business Combination Act and the Tennessee Greenmail Act, which impose restrictions on shareholder actions.

FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), that are subject to risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial condition, operations, plans, objectives, goals, business strategies, future events, capital expenditures, future results, our competitive strengths and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from the forward-looking statements due to a number of uncertainties, many of which are unforeseen. Forward-looking statements include, but are not limited to, statements regarding:

•	our ability to effectively execute our growth strategy;

•	our ability to effectively identify, complete and integrate any future acquisitions;

•	our ability to accurately forecast revenue;

•	our ability to maintain our competitive position against current and potential competitors;

•	our ability to maintain and strengthen our relationships with strategic partners;

•	our ability to develop new products and services, or make enhancements to our existing products and services;

•	our ability to achieve widespread acceptance of new products, services or features, or keep pace with technological developments;

•	our ability to hire and retain a sufficient number of qualified employees;

•	our ability to maintain our certification to conduct CMS mandated surveys;

•	the current uncertain economic environment;

•	our ability to obtain and maintain intellectual property protection for our products;

•	the outcome of our research and product development efforts;

•	loss of key management personnel; and

•	regulatory developments in the U.S.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, as well as the exhibits filed with, or incorporated by reference in, the registration statement of which this prospectus supplement and the accompanying prospectus form a part, completely and with the understanding that our actual future results may be materially different from what we expect. In addition, you should refer to the section of this prospectus supplement entitled “Risk Factors” and the risks set forth under “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, as amended, which is incorporated by reference. Due to these or other factors, the forward-looking statements in this prospectus supplement may not prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus supplement will be approximately $47.3 million (or approximately $54.7 million if the underwriters exercise their overallotment option in full), based upon an assumed public offering price of $16.12 per share, the last reported sales price of our common stock on the NASDAQ Global Market on November 11, 2011, and after deducting the underwriting discounts and commissions and estimated offering expenses that are payable by us. We will not receive any proceeds from sales made by the selling shareholders. Each $1.00 increase or decrease in the assumed public offering price of $16.12 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.9 million (or approximately $3.4 million if the underwriters exercise their overallotment option in full).

We intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes and/or to acquire or invest in strategic businesses, products or technologies. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Market under the symbol “HSTM.” The following table sets forth, for the time period indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Market.

	High	Low
2011
Fourth Quarter (through November 11, 2011)	$16.81	$11.25
Third Quarter	$14.85	$10.00
Second Quarter	$13.58	$7.43
First Quarter	$8.62	$6.50
2010
Fourth Quarter	$8.69	$4.84
Third Quarter	$5.49	$4.36
Second Quarter	$4.99	$1.98
First Quarter	$4.35	$3.37
2009
Fourth Quarter	$4.74	$3.61
Third Quarter	$5.53	$2.52
Second Quarter	$2.92	$1.93
First Quarter	$2.44	$1.58

As of November 11, 2011, there were approximately 108 holders of record of our common stock. On November 11, 2011, the last sale price reported on the NASDAQ Global Market for our common stock was $16.12 per share.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of September 30, 2011:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the sale of by us of 3,100,000 shares of common stock in this offering at an assumed public offering price of $16.12 per share, after deducting underwriting discounts and commissions and estimated offering expenses and (ii) the issuance by us of 50,000 shares of common stock currently subject to options held by certain of the selling shareholders.

This table should be read with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing in our most recent quarterly and annual reports, which are incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Each $1.00 increase or decrease in the assumed public offering price of $16.12 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.9 million (or approximately $3.4 million if the underwriters exercise their overallotment option in full).

	As of September 30, 2011
	Actual	As Adjusted
	(Unaudited) (in thousands)
Cash, cash equivalents and investments in marketable securities	$30,236	$77,519
Outstanding Indebtedness	—	—
Shareholders’ equity:
Common stock, no par value, 75,000,000 shares authorized, 22,211,085 shares issued and outstanding, actual, 25,372,085 shares issued and outstanding, as adjusted	98,844	146,127
Accumulated deficit	(35,279)	(35,279)

Total shareholders’ equity	63,565	110,848
Total capitalization	$63,565	$110,848

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 7, 2011 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 22,222,085 shares outstanding as of November 7, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of November 7, 2011 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
	Shares	%		Shares	%
Robert A. Frist, Jr. (1)	5,945,340	26.8	—	5,945,340	23.3
T. Rowe Price Associates, Inc. (2)	1,562,700	7.0	—	1,562,700	6.1
Arthur E. Newman (3)	344,700	1.6	50,000	294,700	1.2
Frank Gordon (4)	297,886	1.3	—	297,886	1.2
J. Edward Pearson (5)	220,600	1.0	25,000	195,600	*
Michael Shmerling (6)	150,637	*	—	150,637	*
Jeffrey L. McLaren (7)	144,467	*	30,000	114,467	*
Michael Sousa (8)	93,925	*	35,000	58,925	*
Thompson S. Dent (9)	91,394	*	—	91,394	*
Linda Rebrovick (10)	77,000	*	10,000	67,000	*
Gerard M. Hayden, Jr. (11)	65,250	*	—	65,250	*
William W. Stead (12)	65,700	*	—	65,700	*
Jeffrey S. Doster (13)	51,500	*	—	51,500	*
Dale Polley (14)	36,750	*	—	36,750	*
C. Martin Harris, M.D. (15)	3,750	*	—	3,750	*
Deborah Taylor Tate (16)	3,750	*	—	3,750	*
All directors and executive officers as a group (15 persons)	7,592,649	34.2	150,000	7,442,649	29.3

*	Less than one percent
(1)	Includes 106,000 shares issuable upon exercise of options.
(2)	100 East Pratt Street, Baltimore, Maryland 21202-1009. Based upon information set forth in Form N-CSR filed with the SEC on August 8, 2011 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”), these shares are held by various individual and institutional investors for which Price Associates and New Horizons serve as investment advisor with power to direct investments and/or sole power to vote the shares. Price Associates and New Horizons disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in those shares.
(3)	Includes 169,200 shares issuable upon exercise of options.

(4)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 57,000 shares issuable upon exercise of options.
(5)	Includes 186,200 shares issuable upon exercise of options.
(6)	Includes 27,000 shares issuable upon exercise of options.
(7)	Includes 57,000 shares issuable upon exercise of options prior to this offering and 52,000 shares issuable upon exercise of options after this offering. 5,000 of the shares to be sold in this offering consist of shares underlying currently exercisable options.
(8)	Includes 91,200 shares issuable upon exercise of options prior to this offering and 56,200 shares issuable upon exercise of options after this offering. All shares to be sold in this offering consist of shares underlying currently exercisable options.
(9)	Includes 37,000 shares issuable upon exercise of options.
(10)	Includes 57,000 shares issuable upon exercise of options prior to this offering and 47,000 shares issuable upon exercise of options after this offering. All shares to be sold in this offering consist of shares underlying currently exercisable options.
(11)	Includes 61,250 shares issuable upon exercise of options.
(12)	Includes 57,000 shares issuable upon exercise of options.
(13)	Includes 51,500 shares issuable upon exercise of options.
(14)	Includes 30,750 shares issuable upon exercise of options.
(15)	Includes 3,750 shares issuable upon exercise of options.
(16)	Includes 3,750 shares issuable upon exercise of options.

MANAGEMENT AND DIRECTORS

The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position
Robert A. Frist, Jr.	44	Chief Executive Officer, President and Chairman of the Board of Directors
Jeffrey S. Doster	47	Senior Vice President and Chief Technology Officer
Gerard M. Hayden, Jr.	57	Senior Vice President and Chief Financial Officer
Arthur E. Newman	63	Executive Vice President
J. Edward Pearson	49	Senior Vice President and Chief Operating Officer
Michael J. Sousa	43	Senior Vice President
Thompson S. Dent	61	Director
Frank E. Gordon	49	Director
C. Martin Harris, M.D.	55	Director
Jeffrey L. McLaren	44	Director
Dale W. Polley	62	Director
Linda E. Rebrovick	55	Director
Michael D. Shmerling	56	Director
William W. Stead, M.D.	63	Director
Deborah Taylor Tate	55	Director

Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990 and president since 2001. Mr. Frist is our chief operating decision maker, and has primary responsibility and oversight of HealthStream Learning. He graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.

Jeffrey S. Doster joined us in May 2008 as senior vice president and chief technology officer. From November 2006 to May 2008, he served as principal at The Altus Group LLC, a business consulting company. From March 2005 to October 2006, he served as senior vice president and chief technology officer at The Shop at Home Network, LLC, a television shopping company. From October 2000 to April 2004, he served as senior vice president of information technology at New Roads, Inc., a provider of fulfillment and other services to retailers. He earned undergraduate degrees in both Economics and Business Administration from Towson University, as well as a Master of Business Administration from Loyola College, in Maryland.

Gerard M. Hayden, Jr. joined us as senior vice president and chief financial officer in May 2008. From April 2007 to May 2008, he served as executive vice president and chief financial officer of MedAvant Healthcare Solutions, a healthcare transaction processing company. From January 2005 to April 2007, he was a consultant for various healthcare, technology and other business ventures. From November 2001 to January 2005, he served as chief financial officer for Private Business, Inc., a company offering marketing and software solutions to regional and community banks in the United States. He earned a Bachelor of Arts from the University of Notre Dame and a Master of Science from Northeastern University. Mr. Hayden served on our Board of Directors and was a member of the Audit Committee from September 2006 to May 2008.

Arthur E. Newman joined us in January 2000, and is currently our Executive Vice President. Previously he served as our chief financial officer and senior vice president from January 2000 to March 2006. He holds a Bachelor of Science in chemistry from the University of Miami and a Master of Business Administration from Rutgers University.

J. Edward Pearson joined us in June 2006 as senior vice president, responsible for our survey and research business and was named president of HealthStream Research™ during 2007 and Chief Operating Officer in 2011. From June 2003 to June 2006, he served as president and chief executive officer of DigiScript, an Internet-based training and communication solutions provider for the life sciences industry. He earned a Bachelor of Business Administration in accounting from Middle Tennessee State University.

Michael J. Sousa joined us in October 2004, and was promoted to senior vice president in January 2010. He previously served as vice president for the Company, with responsibilities for our strategic accounts program within HealthStream Learning. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

Thompson S. Dent is the co-founder and Executive Chairman of Re:Cognition Health, Ltd., London, England, a Centre of excellence with expertise in all neurological problems and with specific expertise in all causes of memory problems and cognitive impairment including stress and anxiety, neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease, in addition to traumatic brain injury, MS, epilepsy, stroke, and affective disorders. He served as president and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from June 2004 to January 2009. He was co-founder of PhyCor, Inc., a physician practice and IPA management company. He served as chairman of the board and chief executive officer of PhyCor from June 2000 to February 2002 at which time he transitioned out of the company and continued as its chairman until August 2002. He holds a Masters in Healthcare Administration from The George Washington University and a Bachelors degree in Business from Mississippi State University.

Frank E. Gordon has served as managing partner of Crofton Capital LLP, a private equity fund since January 2004. He serves on the board of directors of Sy.Med Development, Inc. a healthcare provider credentialing application and data management company. He earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

C. Martin Harris, M.D. is the Chief Information Officer and Chairman of the Information Technology Division of Cleveland Clinic Foundation in Cleveland, Ohio and also serves as a staff physician for Cleveland Clinic Hospital. Since 2000, he has been the Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. He is currently the Chairman of the Healthcare Information and Management Systems Society (HIMSS), a well-known, highly regarded not-for-profit organization focused on providing global leadership in the optimal use of information technology and management systems for the betterment of healthcare. He received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. He is a Director for Invacare Corporation (NYSE: IVC), a global leader of home and long-term care medical products, and previously served as a Director for Sentillion, Inc., a company specializing in software for the healthcare industry—recently acquired by Microsoft Corporation.

Jeffrey L. McLaren is the chief executive officer of Medaxion, LLC, a provider of peri-operative information systems and services. From 2003 to 2007, he served as chief executive officer of Safer Sleep LLC, a provider of anesthesia information systems. One of our co-founders, he served as our president from 1990 to 2000 and as our chief product officer from 1999 to 2000. He graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

Dale W. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, he served in various executive management positions at First American, which included serving as its president from 1997 to 1999. He serves on the board of directors of O’Charley’s Inc., a publicly traded restaurant company, and CapStar Bank, a privately held financial institution, both headquartered in Nashville, Tennessee, as well as several non-profit organizations. He served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001 and as a founder and director Pinnacle Financial Partners, Inc., a financial institution headquartered in Nashville, Tennessee from 2000 to 2011. He earned a Bachelor of Business Administration in accounting from Memphis State University.

Linda E. Rebrovick is chief executive officer of Consensus Point, a prediction market software and services company. She previously served as a principal and officer at NMG Advisers, Inc., a management consulting company from August 2007 to December 2008. From May 2005 to August 2007, she served as vice president of healthcare sales for Dell Inc., a global systems and services company. She was CMO, BearingPoint, Inc., and Executive Vice President, Healthcare, KPMG Consulting from 1995 to 2005 and served as Chair, Governance committee, KPMG LLP Board. From June 2001 to August 2005, she served on the board of directors and audit committee of Pinnacle Financial Partners, Inc., a financial institution. She received a Bachelor of Science in marketing from Auburn University.

Michael D. Shmerling is Chairman of the Choice Food Group, a manufacturer and distributor of food products throughout the United States. He has also served as a senior advisor to Kroll’s Background Screening Group, a Marsh & McLennan Company since August 2005. He serves on the board of directors of Renasant Bank, a financial institution, as well as several non-profit organizations. He received a Bachelor of Accountancy from the University of Oklahoma.

William W. Stead, M.D. has served as associate vice chancellor for health affairs and chief information officer of Vanderbilt University since 1991, and he is currently Chief Strategy and Information Officer at the University’s Medical Center. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academies. He served as a presidential appointee to the Systemic Interoperability Commission. He is past Chairman, Board of Regents, National Library of Medicine, and Past President of the American College of Medical Informatics. He earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

Deborah Taylor Tate was nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as Chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, she was serving as the Chairman and Director of the Tennessee Regulatory Authority. Her previous state positions also include serving as Executive Director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander. In addition, she was Director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as Chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute. She received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee and also attended Vanderbilt University Law School. A licensed attorney and Rule 31 mediator, she presently serves as Distinguished Adjunct Senior Fellow at the Free State Foundation, Assistant Professor at Vanderbilt School of Nursing, and Executive-in-Residence at Lipscomb University.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax and estate tax considerations applicable to non-U.S. holders (as defined below) arising from and relating to the purchase, ownership and disposition of our common stock purchased in this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to such statements and conclusions.

This summary does not address any aspect of taxation other than U.S. federal income and estate taxation. In addition, this discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation, persons that do not hold our common stock as a “capital asset” (within the meaning of Section 1221 of the Code), certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own or have owned more than 5% of our common stock, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or persons that hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

The actual tax consequences of investing in our common stock will vary depending on each prospective purchaser’s circumstances. Prospective purchasers are urged to consult their own tax advisors concerning the particular U.S. federal tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

Distributions on Common Stock

As discussed under “Dividend Policy” above, we do not anticipate paying any cash distributions in the foreseeable future. If, however, we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “–Gain on Sale or Disposition of Common Stock” below.

Distributions paid to a non-U.S. holder of our common stock that are treated as dividends for U.S. federal income tax purposes and that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding tax at a rate of 30% of the gross amount of such distributions or such reduced rate specified by an applicable income tax treaty. In order to obtain the benefit of a reduced treaty rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or other applicable form) certifying its entitlement to benefits under an applicable treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder is engaged in a trade or business in the United States, and distributions paid by us to the non-U.S. holder are treated as dividends for U.S. federal income tax purposes and are effectively connected with the conduct of that trade or business, the non-U.S. holder will generally be taxed on a net income basis in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. The withholding tax discussed in the preceding paragraph does not apply to any distributions paid to a non-U.S. holder that provides a properly executed IRS Form W-8ECI (or other applicable form), certifying that the distributions are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. corporation receiving effectively connected distributions that are treated as dividends for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain on Sale or Disposition of Common Stock

Subject to the discussion below concerning backup withholding and certain additional withholding on payments to certain foreign entities, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter.

Unless an applicable tax treaty provides otherwise, the gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder.

With respect to the third bullet point above, although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a USRPHC.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding on Certain Foreign Entities

The Foreign Account Tax Compliance Act will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common stock. IRS guidance indicates that, under future regulations, this withholding will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among William Blair & Company, L.L.C., as representative of the underwriters, us and the selling shareholders, to purchase from us and the selling shareholders the respective number of shares of common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. is acting as Sole Bookrunning Manager and Avondale Partners, LLC and Craig-Hallum Capital Group LLC are acting as Co-Managers for this offering.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
Avondale Partners, LLC.
Craig-Hallum Capital Group LLC

Total	3,250,000

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of our common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares of our common stock being sold pursuant to this prospectus supplement or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representative of the underwriters has advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $             per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per share to certain other dealers. The underwriters will offer the shares of our common stock subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares of our common stock in whole or in part. The underwriters expect that we and the selling shareholders will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about                     , 2011. At that time, the underwriters will pay us and the selling shareholders for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 487,500 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering overallotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of our common stock offered hereby. The underwriters will offer any additional shares of our common stock that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid to the underwriters by us and the selling shareholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting discount paid by us	$	$	$	$
Underwriting discount paid by selling shareholders	$	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $190,000.

We, the selling shareholders and each of our other directors and executive officers have agreed to not sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus supplement without obtaining the prior written consent of William Blair & Company, L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions described below, not to directly or indirectly:

•

offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock.

The 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event, unless William Blair & Company, L.L.C. waives, in writing, such extension.

The lock-up agreements entered into by the selling shareholders and our other directors and executive officers do not extend to transfers or dispositions (i) by gift, (ii) by will or intestate succession to the transferor’s executors, administrators, legatees or beneficiaries or (iii) to any trust for the direct or indirect exclusive benefit of the transferor or his or her immediate family or to a corporation, partnership, limited partnership or limited liability company the stockholders, partners and members of which are the transferor or the immediate family of the transferor, or to a not-for-profit entity or organization for estate planning purposes, provided in each case that the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period. We may grant options and issue common stock under our existing 2010 Stock Incentive Plan and issue shares in connection with any outstanding options during the lock-up period. We may also issue shares as consideration in any acquisition, provided the recipient of such shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period.

We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representative has also informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of our common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of our common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The NASDAQ Global Market or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on The NASDAQ Global Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is currently listed on The NASDAQ Global Market under the symbol “HSTM.”

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

The validity of the common shares offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters related to the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of HealthStream, Inc. as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 appearing in HealthStream, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement that we filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information set forth in the registration statement. For more information about us and our securities, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the registration statement may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or the accompanying prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus. Likewise, any statement in this prospectus supplement or the accompanying prospectus or any document which is incorporated or deemed to be incorporated by reference herein or therein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes that statement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus supplement and prior to the sale of all the securities covered hereby.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended on August 10, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Our Current Reports on Form 8-K filed with the SEC on March 31, 2011, June 1, 2011 and August 25, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus supplement, the accompanying prospectus, or the registration statement of which this prospectus supplement is a part.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

HealthStream, Inc.

209 10th Avenue South, Suite 450

Nashville, TN 37203

Attention: Investor Relations

Telephone: (615) 301-3237

PROSPECTUS

$75,000,000

HEALTHSTREAM, INC.

Common Stock

HealthStream, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings common stock ,no par value per share, up to a maximum aggregate offering price of $75,000,000.

We may offer and sell common stock in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders to be named in a prospectus supplement may offer and sell these securities from time to time in such amounts and with such discounts and commissions as set forth in a prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holders.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated or deemed incorporated by reference in this prospectus, carefully before you make your investment decision. Our common stock is listed on the NASDAQ Global Market and trades on that exchange under the symbol “HSTM.” On November 7, 2011, the closing price of our common stock on the NASDAQ Global Market was $16.02 per share. You are urged to obtain current market quotations of the common stock.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we, and certain holders of our securities, may, from time to time, sell the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we, or a selling security holder, sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “HealthStream” or the “Company” as used in this prospectus refer to HealthStream, Inc.

HEALTHSTREAM, INC.

HealthStream provides Internet-based learning and research solutions for healthcare organizations—all designed to assess and develop the people that deliver patient care which, in turn, supports the improvement of business and clinical outcomes. Our learning products are used by healthcare organizations to meet a broad range of their training, certification, and development needs, while our research products provide our customers information about patients’ experiences, workforce engagement, physician relations, and community perceptions of their services. HealthStream’s customers include healthcare organizations, pharmaceutical and medical device companies, and other participants in the healthcare industry. Our customer base across both our learning and research business units includes over 2,500 healthcare organizations (predominately acute-care facilities) throughout all 50 states of the United States.

The Company’s core learning product is the HealthStream Learning Center (HLC), our proprietary learning platform provided through the Internet via software-as-a-service. At September 30, 2011, HealthStream had approximately 2.6 million contracted, primarily hospital-based subscribers, to the HLC. We deliver educational activities and training courseware to our customers through the HLC platform. Our research products and service offerings include quality and satisfaction surveys, data analyses of survey results, and other research-based measurement tools focused on patients, physicians, employees, and members of the community. The Company’s core research product is the Patient Insights™ survey, which accounts for approximately half of our research product business.

Headquartered in Nashville, Tennessee, the Company was incorporated in 1990 and began providing its Internet-based solutions in 1999 and its survey and research solutions in 2005. Including an additional office in Laurel, Maryland, HealthStream had 388 fulltime and 81 part-time employees as of September 30, 2011. HealthStream has evolved from a company with an initial focus on technology-based training to a company providing outcomes-focused learning and research solutions to the nation’s healthcare providers.

Our principal executive offices are located at 209 10th Avenue South, Suite 450, Nashville, Tennessee, 37203 and our telephone number at these offices is (615) 301-3100. Our internet address is www.healthstream.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus, and in the documents and reports we file with the SEC after the date of this prospectus which are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. You can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “believes,” “may,” “will,” “should,” “continue” and similar language or the negative of such terms or other comparable terminology. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. The Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus or any accompanying prospectus supplement to reflect events or circumstances occurring after the date of this prospectus or any accompanying prospectus supplement or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include potential acquisitions, capital expenditures and investments. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. The Company will not have access to any net proceeds attributable to selling security holders.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.healthstream.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any accompanying prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, June 30, 2011 and September 30, 2011.

•	Our Current Reports on Form 8-K filed with the SEC on March 31, 2011 and June 1, 2011 and August 25, 2011.

•

The description of our common stock, no par value per share, contained in our Registration Statement on Form S-1 filed with the SEC on October 13, 1999, including all amendments and reports filed for purposes of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

HealthStream, Inc.

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

Attention: Investor Relations

Telephone: (615) 301-3237

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our Fourth Amended and Restated Charter and Amended and Restated Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Fourth Amended and Restated Charter and Amended and Restated Bylaws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

The authorized capital stock of HealthStream consists of 75 million shares of common stock, no par value. As of October 27, 2011, 22,211,085 shares of HealthStream common stock were outstanding. The Company is authorized to issue up to 10 million shares of preferred stock, no par value, in one or more series, having the relative voting powers, designations, preferences, rights and qualifications, limitations or restrictions, and other terms as the Board of Directors may fix in providing for the issuance of such series, without any vote or action of the shareholders. As of October 27, 2011, 2,302,100 shares of HealthStream common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans.

The outstanding shares of HealthStream common stock are fully paid and nonassessable. Holders of HealthStream common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of HealthStream common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. HealthStream common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock. Holders of HealthStream common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

The Company’s Fourth Amended and Restated Charter and Amended and Restated Bylaws provide that the Company’s Board of Directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of HealthStream are elected at each annual meeting of the shareholders. In addition, HealthStream’s Amended and Restated Bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the HealthStream Board of Directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of HealthStream through an increase in the number of directors on the HealthStream Board of Directors and the election of designated nominees to fill newly created vacancies.

Dividends

Holders of HealthStream’s common stock are entitled to receive dividends when, as and if declared by HealthStream’s Board of Directors out of funds legally available for dividends. HealthStream has never declared or paid any dividends on its common stock.

Supermajority Vote

HealthStream’s Fourth Amended and Restated Charter provides that the affirmative vote of at least two-thirds of the voting power of the outstanding shares of our capital stock outstanding and entitled to vote is required to amend or repeal, or to adopt any provision inconsistent with, certain provisions of the Company’s Fourth Amended and Restated Charter.

Anti-Takeover Statutes

Tennessee Business Combination Act

The Tennessee Business Combination Act provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transactions.

These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation’s board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its charter or bylaws to remove itself entirely from the Tennessee Business Combination Act. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote.

Tennessee Control Share Acquisition Act

The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation brings the purchaser’s voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the Tennessee Control Share Acquisition Act will apply.

Our Fourth Amended and Restated Charter has not adopted such a provision, and, therefore, we are not subject to such act.

Tennessee Greenmail Act

The Tennessee Greenmail Act prohibits a Tennessee corporation whose stock is registered or traded on a national securities exchange or registered with the SEC, from purchasing, directly or indirectly, any of its shares at a price above the market value of the shares from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class. Under the Tennessee Greenmail Act, the market value of the shares is defined as the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of the shares has commenced a tender offer or announced an intention to seek control of the corporation.

Our common stock is traded on the Nasdaq Global Market and, therefore, is subject to such act.

Indemnification

The Company’s Fourth Amended and Restated Charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, or TBCA, a director will not be liable to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in the Company’s Fourth Amended and Restated Charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for:

•	breach of the director’s duty of loyalty;

•	acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law;

•	actions leading to improper personal benefit to the director; and

•	payment of dividends that are prohibited by the TBCA.

The Company’s Fourth Amended and Restated Charter provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interests. In all other civil cases, a corporation must indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interests of the corporation. In connection with any criminal proceedings, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against reasonable expenses incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation’s best interest.

The Company’s Amended and Restated Bylaws provide that it shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the TBCA. The Company also maintains insurance to protect any director against any liability and has entered into indemnification agreements with its directors to create a contractual obligation to indemnify its directors. These agreements, among other things, indemnify the Registrant’s directors for some expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any action, suit or proceeding arising out of the person’s services as the Registrant’s director.

Transfer Agent

ComputerShare serves as the registrar and transfer agent for our common stock.

SELLING SECURITY HOLDERS

The securities covered by this prospectus include securities that may be offered or sold by certain holders other than us. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of securities of the class owned by such holder before and after the offering, the amount of securities to be registered and sold and any other terms of the securities being sold by each selling security holder. The securities that may be offered or sold by certain selling shareholders were obtained (i) in private placements of our common stock which were completed prior to our initial public offering of our common stock in April 2000, (ii) through grants of equity based awards pursuant to our compensatory plans and (iii) in connection with open market purchases. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders.

PLAN OF DISTRIBUTION

We and any selling shareholders may sell the securities from time to time in one or more transactions, including block transactions and transactions on the NASDAQ Global Market or on a delayed or continuous basis, in each case, through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, any selling shareholders or from the purchasers of the securities. We will identify the specific plan, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us, any selling shareholders or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and any selling shareholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Offers to purchase the securities may be solicited by agents designated by us or any selling shareholders from time to time. Any such agent involved in the offer or sale of the securities will be named, and any commissions payable by the Company or any selling shareholders to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of securities, we and any selling shareholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

If a dealer is utilized in the sale of the securities, we and any selling shareholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.

Offers to purchase the securities may be solicited directly by us or any selling shareholders and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us and any selling shareholders to indemnification by us and any selling shareholders against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or any selling shareholders in the ordinary course of business.

The securities may also be resold by security holders in the manner provided in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of HealthStream, Inc. appearing in HealthStream, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

3,250,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

, 2011

William Blair & Company

Avondale Partners	Craig-Hallum Capital Group